Exhibit 15.1

August 12, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated August 6, 2010 on our review of interim financial information of Hertz Global Holdings, Inc. for the three and six month periods ended June 30, 2010 and June 30, 2009, as well as our report dated May 5, 2010 on our review of interim financial information of Hertz Global Holdings, Inc. for the three month periods ended March 31, 2010 and March 31, 2009 and included in the Company’s quarterly reports on Form 10-Q for the quarters ended June 30, 2010 and March 31, 2010, respectively, are incorporated by reference in its Amendment No. 1 to Registration Statement No. 333-167085 on Form S-4 dated August 12, 2010.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey